EXHIBIT 10.6 - EMPLOYMENT AGREEMENT


     THIS AGREEMENT, made and entered into as of July 16, 1997, by and between Peoples First Corporation ("PFC") with offices at 100 South Fourth Street, Paducah, Kentucky 42001 and Allan B. Kleet, a resident of Paducah, Kentucky (hereinafter referred to as "Officer").

                                 WITNESSETH:

     WHEREAS, it is the intention and desire of the parties to enter into a formal agreement whereby two principal purposes will be served, to wit:

     A. PFC will have the benefit of the employment of Officer during the period covered by this Agreement; and

     B. Officer will be an executive of PFC during the Period hereinafter defined.

     NOW, THEREFORE, in consideration of the employment of Officer by PFC, of the mutual promises, covenants, representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1 EMPLOYMENT AND TERM

     1.1 Employment. PFC hereby employs Officer, and Officer hereby accepts such employment to perform the duties described in Section 2 of this Agreement.

     1.2  Term.

          (a) Base Term. The current term of employment is scheduled to expire on December 31, 1999, unless such term of employment is extended or terminated by written agreement of the parties or as provided herein.

          (b) Extended Term if Acquired. Notwithstanding any other provision hereof to the contrary, this Agreement shall be renewable for one (1) additional three (3) year term, at Officer's option, exercisable by him by a notice in writing given immediately prior to, upon or at any time following the occurrence of a "Change in Control" of PFC. A "Change of Control" shall mean a change of control of PFC of a nature that would be required to be reported by PFC in response to Item 6(e) of Schedule 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that, without limitation, such a change of control shall be deemed to have occurred if:

          (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of PFC securities representing 20% or more of the combined voting power of PFC's then outstanding stock;

          (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by PFC's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;

          (iii) the business of PFC for which the Officer's services are principally performed is disposed of by PFC pursuant to a partial or complete liquidation of PFC, a sale of assets of PFC, or otherwise;

          (iv) PFC enters into an agreement, the consummation of which would result in the occurrence of a Change of Control;

          (v) any person (including PFC) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change of Control of PFC; or

          (vi) the Board adopts a resolution to the effect that a potential Change in Control for purposes of PFC's Stock Option Plan has occurred.

     The renewal term shall commence on the later of (i) the date of notice of said three-year renewal, or (ii) the date of the Change in Control, and any remaining period of the current employment term, and any extension thereof, shall be canceled.

          (c) Self-Termination after Change in Control. Notwithstanding any other provision herein to the contrary, at any time during the one-year period immediately following the occurrence of a Change in Control, whether or not Officer has executed the option to renew for three (3) years, Officer, at his sole discretion, may resign from employment hereunder without penalty upon 90 days prior written notice setting forth the effective date of said resignation. Upon resignation of Officer, Officer shall be entitled to receive a lump sum payment equal to (i) three (3) times Officer's Final Average Earnings (as defined in the following sentence), plus (ii) any Tax Gross-Up Payment payable under Sections 1.2(e) and (f). For purposes of this Agreement, Officer's Final Average Earnings shall be the sum of (i) his highest annual base salary in effect during any calendar year preceding his termination of employment, including the year in which such termination occurs, and (ii) his highest annual bonus payable with respect to any calendar year preceding his termination of employment, including the year in which such termination occurs. Said lump sum payment shall be payable in cash on the effective date of Officer's resignation. If for any reason the lump sum payment is not paid on or before the date specified, then, in addition to the lump sum payment, PFC shall pay interest thereon at an annual rate of eight percent (8%), compounded monthly, and shall continue to pay Officer monthly compensation, which shall not be a credit against the lump sum payment, in an amount equal to one-twelfth (1/12) of Officer's Final Average Earnings until such lump sum is paid.

          (d) Annual Extension. On December 31 of each year, unless PFC notifies Officer that his employment under this Agreement will not be extended, his employment under this Agreement shall automatically be extended for a one
(1) year period after the term set forth in Section 1.2(a) on the same terms and conditions as are set forth herein; provided, however, that the term of this Agreement may be extended only until such time as will provide for a term ending December 31 of the year Officer attains age sixty-five (65) years. If PFC elects not to extend Officer's employment under this Agreement, as provided in the preceding sentence, it shall do so by notifying Officer in writing at least sixty (60) days prior to the applicable December 31 extension date. If PFC so elects not to extend Officer's employment under this Agreement, Officer shall have the right to either remain as an employee for the remaining term of this Agreement (subject to Officer's right to extend this Agreement under Section 1.2(b) at any time during the remaining term if a Change in Control has occurred or shall occur) or, within one (1) year after the date PFC delivers such notice to Officer, to terminate this Agreement and receive in a lump sum on the date of termination an amount equal to three (3) times his Final Average Earnings (as defined in Section 1.2(c)), plus any Tax Gross-Up Payments required by Sections 1.2(e) and 1.2(f). If for any reason the lump payment is not paid on the date specified, then, in addition to the lump sum payment, PFC shall pay interest thereon at an annual rate of eight percent (8%), compounded monthly, and shall continue to pay Officer monthly compensation, which shall not be a credit against the lump sum payment, in an amount equal to one-twelfth (1/12) of Officer's Final Average Earnings until such lump sum payment is paid. PFC shall also pay to Officer such termination bonus as the PFC Board of Directors may, in its discretion, determine. Officer's date of termination shall be the December 31 following his written election to terminate this Agreement.

          (e) Income Tax Gross-Up Payment. Anything in this Agreement to the contrary notwithstanding, in the event any payment or distribution by PFC to or for the benefit of Officer, or any acceleration of any benefit (whether paid or payable, distributed or distributable, or accelerated pursuant to the terms of this Agreement or otherwise) is paid or payable, distributed or distributable, or accelerated by reason of there having occurred a Change in Control, including without limitation (i) any lump-sum, interest or compensation-continuation payments under Section 1.2(c) of this Agreement, (ii) any income tax liability associated with stock options or restricted stock accelerated by a Change in Control, (iii) any SERP or deferred compensation payments accelerated by a Change in Control, (iv) the payment or receipt of any other benefit (cash or stock) triggered or accelerated by a Change in Control, and (v) an Excise Tax Gross-Up Payment under Section 1.2(f) below (in any such case, a "Change in Control Benefit"), then Officer shall be entitled to receive an additional payment (an "Income Tax Gross-Up Payment") in an amount equal to the federal, state and local taxes (including income taxes and social security, FICA, FUTA and other employment taxes) owed by Officer with respect to such Change in Control Benefit such that after payment by Officer of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any taxes (and any interest and penalties imposed with respect thereto) imposed upon the Income Tax Gross-Up Payment, Officer retains an amount of the Income Tax Gross-Up Payment equal to the federal, state and local taxes (including income taxes and social security, FICA, FUTA and other employment taxes) imposed upon the Change in Control Benefit. The Income Tax Gross-Up Payment shall not include the amount of federal, state or local tax owed by Officer upon the exercise of any PFC stock option, stock appreciation right, or other award under PFC's stock- based incentive plans to the extent such benefit would have been available, based on the Officer's service at the date of termination, without regard to the happening of a Change in Control.

          (f) Excise Tax Gross-Up Payment. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by PFC to or for the benefit of Officer (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 1.2(f)) (a "Parachute Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Officer with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Officer shall be entitled to receive an additional payment (an "Excise Tax Gross-Up Payment") in an amount such that after payment by Officer of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Excise Tax Gross-Up Payment, Officer retains an amount of the Excise Tax Gross-Up Payment equal to the Excise Tax imposed upon the Parachute Payments.

          (g)  Calculation and Adjustment of Tax Gross-Up Payments.

          (i) Subject to the provisions of Section 1.2(g)(ii), all determinations required to be made under Sections 1.2(e) and 1.2(f), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG Peat Marwick LLP or such other nationally recognized public accounting firm as may be designated by Officer (the "Accounting Firm") which shall provide detailed supporting calculations both to PFC and Officer within 15 business days after the receipt of notice from Officer or PFC that there has been a Change in Control Benefit or a Parachute Payment. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a Change in Control, Officer shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by PFC. Any Income Tax Gross-Up Payment or Excise Tax Gross-Up Payment, as determined pursuant to Section 1.2(e) or 1.2(f), shall be paid by PFC to Officer within five days after the receipt by PFC of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon PFC and Officer. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Excise Tax Gross-Up Payments which will not have been made by PFC should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that PFC exhausts its remedies pursuant to Section 1.2(g)(ii) and Officer thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by PFC to or for the benefit of Officer.

          (ii) Officer shall notify PFC in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by PFC of the Income Tax Gross-Up Payment or the Excise Tax Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Officer is informed in writing of such claim and shall apprise PFC of the nature of such claim and the date on which such claim is requested to be paid. Officer shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to PFC (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If PFC notifies Officer in writing prior to the expiration of such period that it desires to contest such claim, Officer shall:

          (A) give PFC any information reasonably requested by PFC relating to such claim,

                    (B) take such action in connection with contesting such claim as PFC shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by PFC,

                    (C) cooperate with PFC in good faith in order effectively to contest such claim, and

                    (D) permit PFC to participate in any proceedings relating to such claim;

provided, however, that PFC shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Officer harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation as well as for payment of costs and expenses of the representation. Without limitation of the foregoing provisions of this Section 1.2(g)(ii), PFC shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Officer to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Officer agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as PFC shall determine; provided, however, that if PFC directs Officer to pay such claim and sue for a refund, PFC shall advance the amount of such payment to Officer, on an interest-free basis and shall indemnify and hold Officer harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Officer with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, PFC's control of the contest shall be limited to issues with respect to which an Income Tax Gross-Up Payment or Excise Tax Gross-Up Payment would be payable hereunder and Officer shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (iii) If, after the receipt by Officer of an amount advanced by PFC pursuant to Section 1.2(g)(ii), Officer becomes entitled to receive any refund with respect to such claim, Officer shall (subject to PFC's complying with the requirements of Section 1.2(g)(ii)) promptly pay to PFC the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Officer of an amount advanced by PFC pursuant to Section 1.2(g)(ii), a determination is made that Officer shall not be entitled to any refund with respect to such claim and PFC does not notify Officer in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Income Tax Gross-Up Payment or Excise Tax Gross-Up Payment required to be paid.

SECTION 2 DUTIES

     2.1 General Duties. Officer shall serve PFC as Principal Accounting Officer, and as an executive officer of any subsidiary of PFC to which he may be elected. Officer shall also be a member of the Boards of Directors of PFC and such other Boards of subsidiaries to which he may be elected. Officer shall also serve in such other capacities and on such other committees of the Boards of PFC and subsidiaries to which he may be appointed. He shall perform such duties and responsibilities as are customarily performed by persons acting in such capacities.

     2.2 Extent of Service. During the term hereof, Officer agrees to devote substantially his entire time, attention and skill to the performance of his duties as Principal Accounting Officer of PFC. PFC recognizes that Officer serves on several civic and corporate boards and that such service does not conflict with the duties outlined above.

     2.3 Best Efforts. Officer agrees that he will, at all times, faithfully, industriously, and to the best of his ability, experience and talents, perform all of the duties that may be required of and from him by the Boards of Directors as described above.

     2.4 Location. The duties of Officer shall be performed at PFC's executive offices in the reasonable vicinity of Paducah, Kentucky. The permanent location of the duties Officer is to perform shall not be moved without Officer's consent. Officer shall also on a temporary basis perform such duties at such other place or places as the Board of Directors of PFC shall reasonably designate or as the interests or opportunities of the Board of Directors of PFC shall reasonably require.

SECTION 3 COMPENSATION

     3.1 Annual Base Salary. PFC shall pay Officer, and Officer shall accept from PFC, in full payment for Officer's services hereunder, an annual base salary in the minimum amount of One Hundred Eighty One Thousand Three Hundred Eighty Five Dollars ($181,385), payable in twenty-six (26) periodic equal installments during the year, which annual base salary shall be reviewed at least annually and may be increased from time to time as determined by the Board of Directors of PFC. Once increased, Officer's base salary shall not thereafter be decreased during the Term without his written consent.

     3.2 Stock Options. Officer shall be entitled to participate in all of PFC's stock option programs. Based upon satisfactory performance, Officer may be granted additional stock options from time to time. Officer shall be granted full protection against dilution of such options as is provided under the terms of the Stock Option Plans. In the event of a Change in Control as defined in
Section 1.2(b), then all options, stock appreciation rights, and other awards in the nature of rights that may be exercised, and all awards of restricted stock, if any, issued to Officer under all stock incentive plans of PFC shall immediately vest and be exercisable by Officer and all restrictions thereon shall lapse, in accordance with the terms of the applicable plans.

          PFC shall take such action as may be necessary from time to time to allow Officer to sell all stock issuable upon exercise of Officer's options free of resale restrictions, including but not limited to the grant to Officer of piggyback registration rights with respect to such stock. Such sales may only be made under all then-existing securities laws.

     3.3 Reimbursement of Expenses. PFC shall reimburse Officer for such reasonable out-of-pocket expenses necessarily incurred by Officer while rendering the services contemplated hereunder, including reimbursement for travel by Officer in the conduct of the business of PFC in accordance with PFC's normal reimbursement rules and subject to accounting by Officer of the amount requested for reimbursement.

     3.4 Tax Withholdings. PFC shall deduct from the regular monthly compensation payable to Officer all federal, state and local taxes on income, social security, FICA, FUTA, and other withholdings as required by law.

     3.5 Annual Incentive Bonus and Deferred Compensation Plans. During the term hereof, and any renewal, Officer shall be eligible for participation in any of PFC's and Bank's incentive bonus programs and deferred compensation plans. Bonuses for less than a full year of service may be granted at the discretion of the Board. Any such bonuses shall be paid within 90 days after the close of the fiscal year. Officer shall also be entitled to participate in PFC's 401(k), employee stock ownership and other benefit plans generally available to employees of PFC and its subsidiaries.

     3.6 Annual Vacation. Officer shall be entitled to an annual vacation period consistent with PFC's vacation policy, as amended from time to time.

     3.7 Other Fringe Benefits. Officer shall have the following fringe benefit programs made available to him: medical coverage, short term and long term disability and life insurance, all in accordance with the terms of the plans generally provided to executive employees of PFC or the Bank from time to time. Officer shall also be entitled to participate in such other fringe benefit programs as PFC shall have or shall make available from time to time to senior executives. Further, PFC agrees to pay for or reimburse Officer for expenses, including dues, for clubs of which Officer is a member, the facilities of which Officer shall use from time to time in holding various company functions or entertaining company employees, customers or guests.

SECTION 4 TERMINATION

     4.1 Termination by PFC. PFC may at any time terminate this Agreement and the employment of Officer for Cause. For the purposes of this Agreement, "Cause" shall mean:

          (a) the willful and continued failure by Officer to substantially perform his duties with PFC or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Officer by the Board of Directors of PFC, which demand specifically identifies the manner in which Officer has not substantially performed his duties, and Officer fails to comply with such demand within a reasonable time, or

          (b) the willful engaging by Officer in gross misconduct that is materially and demonstrably injurious to PFC.

     For purposes of this provision, no act or failure to act, on the part of Officer, shall be considered "willful" or "gross misconduct" unless it is done, or omitted to be done, by Officer in bad faith or without reasonable belief that Officer's action or omission was in the best interests of PFC. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of PFC or based upon the advice of counsel for PFC shall be conclusively presumed to be done, or omitted to be done, by Officer in good faith and in the best interests of PFC. The cessation of employment of Officer shall not be deemed to be for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of PFC at a meeting of the Board called and held for that purpose (after reasonable notice to Officer, and an opportunity for Officer, together with counsel of his choice, to be heard before the Board), finding that, in the good faith opinion of the Board, Officer is guilty of the conduct set forth above in clauses (i) or (ii) of this Section 4.1, and specifying the particulars thereof in reasonable detail.

     4.2  Effect on Parties.

          (a) Termination for Cause. If PFC terminates this Agreement as specified in 4.1 above, then the rights of Officer after such termination shall be as follows:

          (i) Officer's salary that may have accrued through termination and annual incentive bonus if such has been approved but not paid shall be paid;

          (ii) Officer shall have such rights with respect to options, stock appreciation rights, restricted stock or other awards granted under PFC's stock-based incentive plans as are provided under the plan and any agreement governing the award.

          (b) Termination by Resignation. If PFC notifies Officer of its election, under Section 1.2(d), not to extend Officer's employment, then Officer shall have the rights specified under Section 1.2(d).

          (c) Death or Disability. Upon Officer's death or Disability (as defined below), then Officer's rights shall be as follows:

          (i) Officer's salary that may have accrued through termination and annual incentive bonus if such has been approved but not paid shall be paid; and

          (ii) Officer or his estate shall be entitled to receive a lump sum equal to three times his Final Average Earnings, payable within 30 days after the date of death or termination of employment by reason of Disability.

     For purposes of this Agreement, "Disability" means a mental or physical disability as determined by the Board in accordance with standards and procedures consistent with those under PFC's employee long-term disability plan, if any. At any time that PFC does not maintain such a long-term disability plan, Disability shall mean the inability of Officer, as determined by the Board, to substantially perform his regular duties and responsibility due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.

          (d) Survival of Certain Obligations. Any termination by PFC pursuant to Section 4.1 above shall not terminate PFC's rights and Officer's obligations under the Confidential Information, Assistance in Litigation or Arbitration Sections in this Agreement.

     4.3 Resignation by Officer Absent a Change in Control or Nonrenewal. Aside from Officer's rights under Sections 1.2(c) and 1.2(d), Officer may terminate his employment hereunder, upon 90 days advance written notice, and such termination shall terminate all of Officer's rights hereunder, and such termination shall not affect PFC's rights to pursue remedies for breaches of this Agreement. It is understood that a resignation by Officer under Sections 1.2(c) or (d) shall not be construed as a termination under this Section.

SECTION 5 CONFIDENTIAL INFORMATION

     5.1 Officer recognizes that PFC's and Bank's business interests require a fiduciary relationship between PFC, Bank and Officer and the fullest practical protection and confidential treatment of the confidential information relating to PFC and Bank. Officer acknowledges the reasonableness, in the context of PFC's business, of the promises herein made and recognizes a just purpose in PFC's protecting its confidential information. Officer acknowledges that in the course of his association with PFC he may have in the past or may in the future receive certain lists of PFC's prospective acquisition and management agreements and other confidential information and knowledge concerning the business of PFC (hereinafter collectively referred to as "information") which PFC desires to protect. Officer understands that such information is confidential and agrees not to reveal such information to anyone outside PFC so long as the confidential or secret nature of the information shall continue.

SECTION 6 ASSISTANCE IN LITIGATION

     During or after the term of this Agreement, Officer shall, upon reasonable notice, furnish such information and assistance to PFC as may reasonably be required by PFC in connection with any litigation in which PFC or any of its subsidiaries or affiliates is, or may become, a party.

SECTION 7 ARBITRATION

     7.1 Methods. Any difference, claims or matters in dispute arising among the parties out of this Agreement or connected herewith shall be submitted by them to arbitration before a panel of three arbitrators selected as follows: each party shall select an arbitrator from the American Arbitration Association's Approved List of Arbitrators. The arbitrators so selected by the parties shall agree upon a third arbitrator and the three so selected shall resolve the dispute under the duly promulgated rules and regulations of the American Arbitration Association or its successor, and the pertinent provisions of the laws of the Commonwealth of Kentucky, relating to arbitration. The decision of the arbitrators may be entered as a judgment in any Court in the Commonwealth of Kentucky or elsewhere. Any arbitrator selected who does not have experience relating to the banking and financial services industry shall avail himself of the counsel of an individual who has such experience.

     7.2 Specific Performance. Notwithstanding Section 7.1 above, all provisions hereof are for the protection and are intended to be for the benefit of the parties hereto and enforceable directly by and binding upon each party. Each party hereto agrees that the remedy through arbitration or at law of the other for any actual or threatened breach of this agreement would be inadequate and that the other party shall be entitled to specific performance hereof or injunctive relief or both, by temporary or permanent injunction or such other appropriate judicial remedy, writ or order as may be decided by a court of competent jurisdiction in addition to any damages which the complaining party may be legally entitled to recover together with reasonable expenses of arbitration, litigation, including attorney's fees incurred in connection therewith as may be approved by such arbitrators or court.

SECTION 8 MISCELLANEOUS

     8.1 Assignment by PFC. This Agreement shall inure to the benefit of and be binding upon PFC and its successors and assigns. PFC will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of PFC to assume expressly and agree to perform this Agreement in the same manner and to the same extent that PFC would be required to perform it if no such succession had taken place. As used in this Agreement, "PFC" shall mean PFC as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     8.2 Assignment by Officer. This is a personal agreement on the part of Officer and may not be sold, assigned, transferred or conveyed by Officer otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Officer's legal representatives.

     8.3 Entire Agreement. This Agreement contains the entire agreement among the parties hereto and there are no representations, inducements, promises, agreements, arrangements or undertakings, oral or written, among the parties as to the subject matter covered, other than the contents of certain Agreements and plans referred to herein (for example, the Stock Option Plan).

     8.4 Severability. Should any part of this Agreement be declared invalid for any reason, such invalidity shall not affect the validity of any remaining portion hereof and such remaining portion shall continue in full force and effect as if this Agreement had been originally executed without including the invalid part.

     8.5 Governing Law. This Agreement and its performance shall be interpreted and construed in accordance with the laws of the Commonwealth of Kentucky.

     8.6 Titles. Titles and captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provision hereof.

     8.7 Amendments. No changes, alterations, modifications, additions or qualifications to the terms of this Agreement shall be made or be binding unless made in writing and executed by the parties in the same manner as this Agreement.

     8.8 No Waiver. Failure by either party to enforce any right granted by this Agreement shall not constitute a waiver of such right and waiver of any provision of this Agreement shall not constitute a waiver of any other provision.

     8.9 Notices. Any notice, instrument or communication required or permitted under this Agreement shall be deemed to have been effectively given and made if in writing and if served whether by personal delivery to the party for whom it is intended, or by being deposited, postage prepaid, registered or certified mail, return receipt requested, in the United States mail, addressed to the party for whom it is intended at the following addresses:

               Officer:  Allan B. Kleet                     1280 Highland Church
Road                     Paducah, Kentucky 42001

               PFC:      Peoples First Corporation                         100
South Fourth Street                     P. O.  Box 2200
     Paducah, Kentucky 42002-2200                      Attn: Chairman, Executive
Committee

     8.10 Full Settlement. PFC's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which PFC may have against Officer or others. In no event shall Officer be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Officer under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Officer obtains other employment. PFC agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses, including arbitration fees, which Officer may reasonably incur as a result of any contest (regardless of the outcome thereof) by PFC, Officer or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Officer about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

     8.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.





     IN WITNESS WHEREOF, the undersigned have executed this Agreement this day of July, 1997.


Attest:                            PEOPLES FIRST CORPORATION


Jean R. Perry                      By: /s/ Aubrey W. Lippert
                                   Chief Executive Officer



                                   /s/ Allan B. Kleet
                                   Allan B. Kleet


Approved and Acknowledged:

PEOPLES FIRST CORPORATION EXECUTIVE COMMITTEE


By: R. E. Pugh, Chairman



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